CARL SANKO

2485 Village View Drive, Suite 180

Henderson, NV 89074

(702) 830-7919

May 15, 2020

James Olson, Chairman

Grow Capital, Inc.

Re: OFFICER COMPENSATION AGREEMENT

Gentlemen,

Set forth below are the terms and conditions regarding compensation for services to be provided during fiscal year May 15, 2020 to May 15, 2021, and the fee arrangement for services to be provided by my firm to Grow Capital, Inc., its subsidiaries and affiliates (collectively "GRWC" or “Company”) for periods after May 14, 2020, along with our agreement regarding payment of fees for those services. The effective date of this agreement is and shall be May 15, 2020.

COMPENSATION FOR PAST SERVICES

It is acknowledged, both by GRWC and by Carl Sanko, that there are no amounts that GRWC currently owes Carl Sanko for any period prior to May 15, 2020 and that in consideration of this agreement and for other good and valuable consideration, Carl Sanko hereby waives any claim or cause of action, whether in equity or at law, he has or may have against GRWC for fees for services provided prior to May 15, 2020.

BASIC FEE ARRANGEMENT

For the twelve months beginning May 15, 2020, GRWC hereby agrees to pay Carl Sanko (“Sanko”) a fixed fee of Two Hundred Seventy Thousand Dollars ($270,000) for the services of Sanko in consideration of providing Secretary officer services.  It is also understood and agreed that Mr. Sanko is providing and intends to continue to provide services to other clients of his firm or to otherwise be individually employed by another entity or entities and that Mr. Sanko shall devote only so much time and effort as is reasonably necessary to meet the needs of GRWC within his other time constraints.

The basic fee arrangement noted above of $270,000 shall be paid, at the discretion of the GRWC, in either in cash or through Stock Based Compensation except that One-Third of the basic fee ($90,000) shall be paid in upfront fully vested Stock Based Compensation valued at $.04 per share as rounded up to the nearest whole cent based on the average of the 3 lowest closing share market prices over the previous 30 market trading days at an applied discount of 20% to that calculated average closing share market price, and equaling Two Million Two Hundred Fifty Thousand (2,250,000) shares of GRWC restricted "144" common stock.  The shares are to be issued within 10 days of executing this agreement and vest immediately upon issuance. Any such shares of Stock under this basic fee arrangement will be issued to Carl Sanko, or, upon request, his designee.  This upfront payment of $90,000 in GRWC shares is

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deemed to cover the three-month period of May 15, 2020 to August 15, 2020.  The balance of Mr. Sanko’s compensation of $180,000 will vest monthly but be paid quarterly in installments of $60,000 within 10 days following each of the three-month periods ending of November 15, 2020, February 15, 2021, and May 15, 2021. To the extent GRWC elects to pay such quarterly installments as Stock Based Compensation, then GRWC shall issue an amount of Stock for each quarterly installment equal to $60,000 (or such portion thereof not paid in cash) in GRWC restricted “144” stock, divided by the product of 80% of that Stock’s average of the three lowest closing price during the last ten trading days of the three-month period for which the fee is due.  If Mr. Sanko’s employment terminates, for any reason, then he shall be paid pro rata for any month or part of a month that he has worked either in cash and/or Stock Based Compensation, and if the latter, then with market share price calculated at the end of the three-month in which he terminates and in the same manner as in the previous sentence of this paragraph.

The above stated fees do not include expenses and GRWC agrees to timely pay any authorized expenses separately billed to GRWC. GRWC further agrees that Mr. Sanko or GRWC may also utilize other employees or subcontractors to perform services for GRWC or in support of matters assigned by and for the support of GRWC, all subject to the time limitations set forth above. To the extent a matter requires or may require the expertise of a business service other than what Mr. Sanko or other GRWC personnel can provide, GRWC agrees to separately engage and pay for such business services and expenses, and Mr. Sanko will provide business oversight of said services within the parameters of this Officer Compensation Agreement and all as directed by you.

Charges for expenses may and shall include, but not be limited to, expenditures for office expenses, travel, business meals, mileage, and other expenses incurred by us in the proper performance of consulting services for you.

BONUS FEE ARRANGEMENT

As an Executive Officer of the Company, Mr. Sanko is entitled to participate in a stock incentive plan whereby he and other officers of the Company can earn and receive between a 5% to 20% salary bonus based on reaching a GRWC share price benchmark. The benchmark is represented by a range of percentage share price increases. One of the percentage share price increases (“target price”) within these ranges must occur over the closing market stock price on May 15, 2020 (“base price”) for the salary bonus to be effective.  The target price is calculated using the average GRWC closing market stock prices reported during the entire month of June 30, 2021.  The range of bonus available for determining the participation under this bonus fee arrangement and the resulting bonus compensation available is as follows:

% of Target Price
over Base Price	Bonus Earned	Bonus Compensation

20-40%	5%	$13,500
41-60%	10%	$27,000
61-80%	15%	$40,500
81% or greater	20%	$54,000

The bonus earned under this arrangement will be paid in GRWC restricted “144” stock, divided by the product of 80% of that Stock’s average of the three lowest closing market stock prices during the month ended June 30, 2021 and payable within 10 days following that date.  This bonus fee arrangement will take into consideration any forward or reverse stock splits that may occur during the time that this compensation agreement is in effect.

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SCOPE OF SERVICES

Officer Sanko shall be the Secretary of the Company, shall report to and take directions from the Company’s Board of Directors and from its CEO and President and shall have the powers and duties as stated in the Company’s by-laws, and including the fulfilling of a leading role in governance as an officer who provides advice and counsel on board responsibilities, planning, and coordination, in addition to recording minutes and other documentation that meets legal requirements. Mr. Sanko shall also focus his time and energy to perform such duties and responsibilities as may be reasonably requested from time to time by the Board of Directors and by the CEO and President of the Company.  Officer Sanko agrees that while employed by the Company, he will devote such time, taking into consideration his official position, in applying his attention, skill and best efforts to the faithful performance of Secretary duties hereunder in a professional and confidential manner.  Due to the nature of the position of Secretary, Sanko agrees that he will work those hours reasonably necessary to complete Secretary duties hereunder, even if such duties require him to work outside of normal business hours.  Officer Sanko agrees that in the performance of such duties and in all aspects of employment, he will comply with the policies, standards, work rules, strategies and regulations established from time to time by the Board of Directors of the Company, in addition to its by-laws.

TERM OF SERVICE

The term of this agreement shall be and is thirteen and one-half months, beginning with the effective date of May 15, 2020 and ending on May 15, 2021, and may be terminated by either party to this agreement at any time, with 30 days’ notice, “for cause” only.

If any of the above terms do not meet with your approval, please let me know immediately, and I will review them with you.  If you agree with the foregoing, please sign the duplicate original of this letter and return it to me at your earliest convenience.

Sincerely,

/s/ Carl Sanko
Carl Sanko

Acknowledged and Agreed:

Grow Capital, Inc.

By:	/s/ James Olson
James Olson, Chairman

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